Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

Houston, Texas – August 11, 2020 - GEOSPACE Technologies (NASDAQ: GEOS) (“Geospace” or the “Company”) today announced several immediate and upcoming changes to its Board of Director’s and the implementation of certain governance measures.

Mr. Michael J. Sheen, Senior Vice-President and Chief Technical Officer and executive director will retire from the Board of Directors of the Company effective at the upcoming annual meeting to be held in February 2021. Mr. Sheen informed the Board that he was electing to not stand for re-election at the upcoming Annual Meeting. Mr. Sheen sighted his desire to dedicate more time to the development and application of the Company’s existing and new technologies being utilized in oil and gas exploration and development, and the border security sector. The Board extends its gratitude to Mr. Sheen for his board work and the achievements the Board has overseen during his tenure as a director. We look forward to his continued success with the Company.

Mr. William H. Moody (Hank) has elected to retire from the board of directors effective at the end of the Company’s current fiscal year, September 30, 2020. Mr. Moody joined the board in July 2004. He was head of the Audit Committee up until May 2020. During his tenure, Geospace has grown its operations and now provides services globally. These changes required significant oversight by Hank and the Audit Committee as new accounting rules and standards had to be adopted and properly applied. Prior to joining the Geospace Board, Hank was with KPMG and served in several notable capacities including managing partner, audit partner-in-charge, and Securities and Exchange Commission reviewing partner. “Geospace has been very fortunate to have Hank serve on our board for the last 16 years,” stated Gary Owens, Geospace’s Chairman. “He has been a highly effective director, and we will miss his strong leadership and wise counsel. We extend our gratitude and best wishes to Hank and his wife, Jane, in his retirement.”

As previously announced, Mr. Charles H. Still (Hank) elected to retire from the board of directors on June 30, 2020. Mr. Still joined the Board in November 1997 with the Company’s initial public offering. Hank’s service to the Company began in 1980 as the Secretary of various affiliates and predecessors of the Company, and from September 1994 to February 2009 he served as the Secretary of the Company serving in a non-executive capacity. In February 2015 he was appointed Lead Independent Director on the Geospace board. Mr. Still was a partner in Fulbright & Jaworski LLP from 1975 until his retirement in January 2008, at which time he became a partner in Kelly Hart & Hallman LLP until he retired in December 2010. He returned to Fulbright & Jaworski LLP as Of Counsel until his retirement in January 2014. Hank also served on the board of Martin Midstream GP LLC from August 2010 to October 2014. Gary Owens commented, “Hank served Geospace and its predecessors for 40 years. He was a key player in the development and success of Geospace. His extensive legal and financial expertise combined with his in-depth knowledge of the SEC, our business and corporate governance made him a significant resource as a director on the Board. All of us will miss Hank’s counsel and insight. We wish him all the best in his retirement.”

With these changes, the Board will be downsizing and will eliminate the director seats held by Mr. Still and Mr. Moody. Mr. Thomas L. Davis, Ph.D., will replace Mr. Still as the Lead Independent Director.

As a result of the Board’s annual governance review, and based on recommendations from the Nominating and Corporate Governance Committee, the Board has approved two additional governance measures at this time. The Board has instituted a tenure limit of 15 years for all new non-employee directors to hold a seat on the board. In addition, the Board will adopt equity ownership guidelines that will require each of the Company’s directors to maintain a specified minimum equity investment in the Company. The details and level of the ownership requirements will be approved by the Board before fiscal year end 2020.